As filed with the Securities and Exchange Commission on June 13, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FOSSIL, INC.

(Exact name of registrant as specified in its charter)

Delaware

75-2018505

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2280 N. Greenville Avenue Richardson, Texas	75082
(Address of Principal Executive Offices)	(Zip Code)

Fossil, Inc. 2008 Long-Term Incentive Plan

Non-Qualified Stock Option Award dated as of July 24, 2003, by and between Fossil, Inc. and Werner Thieme, as amended

Non-Qualified Stock Option Award dated as of June 16, 2003, by and between Fossil, Inc. and Miguel Angel Cadarso, as amended

Non-Qualified Stock Option Award dated as of May 3, 2002, by and between Fossil, Inc. and Miguel Angel Cadarso, as amended

Non-Qualified Stock Option Award dated as of April 2, 2001, by and between Fossil, Inc. and Miguel Angel Cadarso, as amended

Non-Qualified Stock Option Award dated as of May 1, 2001, by and between Fossil, Inc. and Miguel Angel Cadarso, as amended

Non-Qualified Stock Option Award dated as of May 3, 2002, by and between Fossil, Inc. and Shinya Kimura, as amended

 (Full title of the plans)

Randy S. Hyne

Vice President, General Counsel and Secretary

Fossil, Inc.

2280 N. Greenville Avenue

Richardson, TX 75082

(Name and address of agent for service)

(972) 234-2525

(Telephone number, including area code, of agent for service)

with copies of communications to:

Garrett A. DeVries

Haynes and Boone, LLP

901 Main Street, Suite 3100

Dallas, Texas  75202

(214) 651-5614

(214) 200-0428 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.01 per share	4,685,030	(2)	$29.96	(3)	$140,363,498.80	(3)	$5,516.29	(3)
Common Stock, par value $0.01 per share	10,000	(4)	$12.2311	(5)	$122,311.00	(5)	$4.81	(5)
Common Stock, par value $0.01 per share	3,000	(6)	$11.6666	(5)	$34,999.80	(5)	$1.38	(5)
Common Stock, par value $0.01 per share	4,500	(7)	$9.2222	(5)	$41,499.90	(5)	$1.63	(5)
Common Stock, par value $0.01 per share	4,500	(8)	$7.5833	(5)	$34,124.85	(5)	$1.34	(5)
Common Stock, par value $0.01 per share	6,750	(9)	$4.9722	(5)	$33,562.35	(5)	$1.32	(5)
Common Stock, par value $0.01 per share	3,375	(10)	$9.2222	(5)	$31,124.93	(5)	$1.22	(5)

Total	4,705,530		—		$140,661,121.63		$5,527.98

(1)

Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of shares of Common Stock as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents shares of common stock, par value $0.01 per share (the “Common Stock”) of Fossil, Inc. under the Fossil, Inc. 2008 Long-Term Incentive Plan.

(3)

The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 promulgated under the Securities Act, based upon the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Select Market on June 11, 2008 (within five (5) business days prior to filing this registration statement).

(4)	Represents shares of Common Stock issuable pursuant to the Non-Qualified Stock Option Award dated as of July 24, 2003, by and between Fossil, Inc. and Werner Thieme, as amended.

(5)

The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the registration fee pursuant to paragraph (h)(1) of Rule 457 promulgated under the Securities Act, based upon the price at which such options may be exercised.

(6)	Represents shares of Common Stock issuable pursuant to the Non-Qualified Stock Option Award dated as of June 16, 2003, by and between Fossil, Inc. and Miguel Angel Cadarso, as amended.

(7)	Represents shares of Common Stock issuable pursuant to the Non-Qualified Stock Option Award dated as of May 3, 2002, by and between Fossil, Inc. and Miguel Angel Cadarso, as amended.

(8)	Represents shares of Common Stock issuable pursuant to the Non-Qualified Stock Option Award dated as of April 2, 2001, by and between Fossil, Inc. and Miguel Angel Cadarso, as amended.

(9)	Represents shares of Common Stock issuable pursuant to the Non-Qualified Stock Option Award dated as of May 1, 2001, by and between Fossil, Inc. and Miguel Angel Cadarso, as amended.

(10)	Represents shares of Common Stock issuable pursuant to the Non-Qualified Stock Option Award dated as of May 3, 2002, by and between Fossil, Inc. and Shinya Kimura, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 (this “Registration Statement”) relates to the Fossil, Inc. 2008 Long-Term Incentive Plan (the “Plan”), the Non-Qualified Stock Option Award dated as of July 24, 2003, by and between Fossil, Inc. (the “Company”) and Werner Thieme, as amended, the Non-Qualified Stock Option Award dated as of June 16, 2003, by and between the Company and Miguel Angel Cadarso, as amended, the Non-Qualified Stock Option Award dated as of May 3, 2002, by and between the Company and Miguel Angel Cadarso, as amended, the Non-Qualified Stock Option Award dated as of April 2, 2001, by and between the Company and Miguel Angel Cadarso, as amended, the Non-Qualified Stock Option Award dated as of May 1, 2001, by and between the Company and Miguel Angel Cadarso, as amended, and the Non-Qualified Stock Option Award dated as of May 3, 2002, by and between the Company and Shinya Kimura, as amended. With respect to the Plan, the documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  With respect to each Non-Qualified Stock Option Award, the information called for by Part I of this Registration Statement is included in the description of the applicable Non-Qualified Stock Option Award delivered to the person purchasing shares pursuant to the Non-Qualified Stock Option Award. In accordance with the introductory note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”).  These documents and the documents incorporated by reference pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” certain information we have filed with the Commission into this registration statement, which means that we are disclosing important information to you by referring you to other information we have filed with the Commission. The information we incorporate by reference is considered part of this registration statement. We specifically are incorporating by reference the following documents filed with the Commission (excluding those portions of any Form 8-K that are furnished and not deemed “filed” pursuant to the General Instructions of Form 8-K):

(i)	our Annual Report on Form 10-K for the fiscal year ended January 5, 2008, filed with the Commission on March 5, 2008;

(ii)	our Quarterly Report on Form 10-Q for the quarter ended April 5, 2008, filed with the Commission on May 15, 2008;

(iii)	our Current Report on Form 8-K dated March 17, 2008, filed with the Commission on March 17, 2008;

(iv)	our Current Report on Form 8-K dated May 21, 2008, filed with the Commission on May 23, 2008; and

(v)

the description of our common stock as contained in our Amendment No. 2 to Registration Statement on Form 8-A, filed with the Commission on March 21, 1992, including any amendment or report filed for the purpose of updating such description.

All reports and other documents we subsequently file with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, but excluding information furnished to, rather than filed with, the Commission, shall be deemed to be incorporated by reference herein and to be part hereof from the date such documents are filed.  Information or statements contained in this registration statement modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference.  Information or statements contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this registration statement or in earlier-dated documents incorporated by reference.  Any such information or statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145(a) of the Delaware General Corporation Law, or the “DGCL,” provides that a corporation may indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 of the DGCL (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even if such directors do not constitute a quorum of the Board of Directors, (2) by a committee of such directors designated by a majority vote of such directors, even if such directors do not constitute a quorum of the Board of Directors, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former director or officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Certificate of Incorporation

Our Second Amended and Restated Certificate of Incorporation, as amended, provides that none of our directors shall be personally liable to our company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to our company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a transaction from which the director derived an improper personal benefit or (iv) in respect of certain unlawful dividend payments or stock purchases or redemptions. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, the liability of our directors, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the DGCL, as so amended. Further, any repeal or modification of the provision of the Second Amended and Restated Certificate of Incorporation, as amended, described herein by our stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of any of our directors existing at the time of such repeal or modification.

Bylaws

Our Amended and Restated Bylaws, as amended, provide that each person who was or is made a party or is threatened to be made a witness in or party to any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors, officers, employees or agents or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust employee benefit plan or other enterprise, shall be indemnified by our company to the fullest extent authorized by the DGCL, as in effect or as it may be amended from time to time, against all expense, liability and loss (including without limitation, all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in a proceeding) reasonably incurred by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators. Our Amended and Restated Bylaws, as amended, also contain certain provisions designed to facilitate receipt of such benefits by any such persons.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description

4.1	Second Amended and Restated Certificate of Incorporation of Fossil, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Report on Form 10-K for the year ended January 1, 2005).

4.2

Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of Fossil, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Report on Form 10-K for the year ended January 1, 2005).

4.3	Amended and Restated Bylaws of Fossil, Inc. (incorporated by reference to Exhibit 3.3 of the Company’s Report on Form 10-K for the year ended January 1, 2005).

4.4	Amendment to Bylaws, effective as of March 15, 2006 (incorporated by reference to Exhibit 3.1 of the Company’s Report on Form 8-K filed on March 20, 2006).

5.1	Legal Opinion of Haynes and Boone, LLP, filed herewith.

23.1	Consent of Deloitte & Touche LLP, filed herewith.

23.2	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this registration statement).

99.1	Non-Qualified Stock Option Award dated as of July 24, 2003, by and between Fossil, Inc. and Werner Thieme, filed herewith.

99.2	Non-Qualified Stock Option Award dated as of June 16, 2003, by and between Fossil, Inc. and Miguel Angel Cadarso, filed herewith.

99.3	Non-Qualified Stock Option Award dated as of May 3, 2002, by and between Fossil, Inc. and Miguel Angel Cadarso, filed herewith.

99.4	Non-Qualified Stock Option Award dated as of April 2, 2001, by and between Fossil, Inc. and Miguel Angel Cadarso, filed herewith.

99.5	Non-Qualified Stock Option Award dated as of May 1, 2001, by and between Fossil, Inc. and Miguel Angel Cadarso, filed herewith.

99.6	Non-Qualified Stock Option Award dated as of May 3, 2002, by and between Fossil, Inc. and Shinya Kimura, filed herewith.

Exhibit No.	Description
99.7

Form of Amendment to Option Award Agreement (incorporated herein by reference to Exhibit 10.2 of the Company’s Registration Statement on Form S-3, registration no. 333-107476, filed with the Securities and Exchange Commission).

99.8

Fossil, Inc. 1993 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.2 of the Company’s Registration Statement on Form S-1, registration no. 33-45357, filed with the Securities and Exchange Commission).

99.9	First Amendment to the Fossil, Inc. 1993 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.8 of the Company’s Report on Form 10-K for the year ended January 1, 2005).

99.10	Second Amendment to the Fossil, Inc. 1993 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.9 of the Company’s Report on Form 10-K for the year ended January 1, 2005).

99.11	Third Amendment to the Fossil, Inc. 1993 Long-Term Incentive Plan (incorporated by reference to Exhibit 4.1 of the Company’s Report on Form 10-Q for the quarterly period ended July 7, 2001).

99.12	Fourth Amendment to the Fossil, Inc. 1993 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.21 of the Company’s Report on Form 10-K for the year ended January 6, 2007).

99.13	Fifth Amendment to the Fossil, Inc. 2004 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.22 of the Company’s Report on Form 10-K for the year ended January 6, 2007).

99.14	Sixth Amendment to the 2004 Long-Term Incentive Plan of Fossil, Inc. (incorporated by reference to the Company’s Report on Form 8-K filed on May 30, 2006).

Item 9.  Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, June 13, 2008.

FOSSIL, INC.

By:	/s/ KOSTA N. KARTSOTIS
Kosta N. Kartsotis
Chief Executive Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Fossil, Inc., a Delaware corporation, do hereby constitute and appoint Kosta N. Kartsotis and Randy S. Hyne, and each of them, their true and lawful attorneys-in-fact and agents or attorney-in-fact and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act and any rules and regulations or requirements of the Securities and Exchange Commission in connection with this registration statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments (including any post-effective amendments) and supplements thereto, and to any and all instruments or documents filed as part or in connection with this registration statement, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.  The Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act this registration statement has been signed below by the following persons and in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ TOM KARTSOTIS	Chairman of the Board and Director	June 13, 2008
Tom Kartsotis

/s/ KOSTA N. KARTSOTIS	Chief Executive Officer and Director (Principal Executive Officer)	June 13, 2008
Kosta N. Kartsotis

/s/ MIKE L. KOVAR	Senior Vice President, Chief Financial Officer and Treasurer (Principal	June 13, 2008
Mike L. Kovar	Financial and Accounting Officer)

/s/ MICHAEL W. BARNES	President and Chief Operating Officer and Director	June 13, 2008
Michael W. Barnes

/s/ ELAINE AGATHER	Director	June 13, 2008
Elaine Agather

/s/ KENNETH W. ANDERSON	Director	June 13, 2008
Kenneth W. Anderson

/s/ JEFFREY N. BOYER	Director	June 13, 2008
Jeffrey N. Boyer

/s/ ALAN J. GOLD	Director	June 13, 2008
Alan J. Gold

/s/ ELYSIA HOLT RAGUSA	Director	June 13, 2008
Elysia Holt Ragusa

/s/ JAL S. SHROFF	Director	June 13, 2008
Jal S. Shroff

/s/ JAMES E. SKINNER	Director	June 13, 2008
James E. Skinner

/s/ MICHAEL STEINBERG	Director	June 13, 2008
Michael Steinberg

/s/ DONALD J. STONE	Director	June 13, 2008
Donald J. Stone

/s/ JAMES M. ZIMMERMAN	Director	June 13, 2008
James M. Zimmerman

EXHIBIT INDEX

Exhibit No.	Description

4.1	Second Amended and Restated Certificate of Incorporation of Fossil, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Report on Form 10-K for the year ended January 1, 2005).

4.2

Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of Fossil, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Report on Form 10-K for the year ended January 1, 2005).

4.3	Amended and Restated Bylaws of Fossil, Inc. (incorporated by reference to Exhibit 3.3 of the Company’s Report on Form 10-K for the year ended January 1, 2005).

4.4	Amendment to Bylaws, effective as of March 15, 2006 (incorporated by reference to Exhibit 3.1 of the Company’s Report on Form 8-K filed on March 20, 2006).

5.1	Legal Opinion of Haynes and Boone, LLP, filed herewith.

23.1	Consent of Deloitte & Touche LLP, filed herewith.

23.2	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this registration statement).

99.1	Non-Qualified Stock Option Award dated as of July 24, 2003, by and between Fossil, Inc. and Werner Thieme, filed herewith.

99.2	Non-Qualified Stock Option Award dated as of June 16, 2003, by and between Fossil, Inc. and Miguel Angel Cadarso, filed herewith.

99.3	Non-Qualified Stock Option Award dated as of May 3, 2002, by and between Fossil, Inc. and Miguel Angel Cadarso, filed herewith.

99.4	Non-Qualified Stock Option Award dated as of April 2, 2001, by and between Fossil, Inc. and Miguel Angel Cadarso, filed herewith.

99.5	Non-Qualified Stock Option Award dated as of May 1, 2001, by and between Fossil, Inc. and Miguel Angel Cadarso, filed herewith.

99.6	Non-Qualified Stock Option Award dated as of May 3, 2002, by and between Fossil, Inc. and Shinya Kimura, filed herewith.

99.7

Form of Amendment to Option Award Agreement (incorporated herein by reference to Exhibit 10.2 of the Company’s Registration Statement on Form S-3, registration no. 333-107476, filed with the Securities and Exchange Commission).

99.8

Fossil, Inc. 1993 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.2 of the Company’s Registration Statement on Form S-1, registration no. 33-45357, filed with the Securities and Exchange Commission).

99.9	First Amendment to the Fossil, Inc. 1993 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.8 of the Company’s Report on Form 10-K for the year ended January 1, 2005).

99.10	Second Amendment to the Fossil, Inc. 1993 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.9 of the Company’s Report on Form 10-K for the year ended January 1, 2005).

99.11	Third Amendment to the Fossil, Inc. 1993 Long-Term Incentive Plan (incorporated by reference to Exhibit 4.1 of the Company’s Report on Form 10-Q for the quarterly period ended July 7, 2001).

99.12	Fourth Amendment to the Fossil, Inc. 1993 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.21 of the Company’s Report on Form 10-K for the year ended January 6, 2007).

99.13	Fifth Amendment to the Fossil, Inc. 2004 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.22 of the Company’s Report on Form 10-K for the year ended January 6, 2007).

99.14	Sixth Amendment to the 2004 Long-Term Incentive Plan of Fossil, Inc. (incorporated by reference to the Company’s Report on Form 8-K filed on May 30, 2006).